EXHIBIT 10.1
NON-COMPETITION AGREEMENT
     NON-COMPETITION AGREEMENT (the “Agreement”) by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and Gerald P. Plush (the “Executive”) dated as of the 5th day of July, 2006 (the “Effective Date”).
     WHEREAS, as of the Effective Date, the Executive commences employment with the Company as Chief Financial Officer, and in connection therewith, the Company wishes to enter into certain restrictive covenants with the Executive as set forth herein;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
     1. Severance Benefits.
          (a) Benefits. The Company may terminate the Executive’s employment at any time with or without cause or notice. The Parties agree that if the Company terminates the Executive’s employment without Cause, then the Company will (i) make a lump sum payment to the Executive equal to the sum of (x) the Executive’s then current annual base salary and (y) the amount of any bonuses paid pursuant to the Company’s annual incentive compensation plan during the then current fiscal year multiplied by a fraction the numerator of which is the number of full months during the then current fiscal year in which the Executive was employed and the denominator of which is 12, and (ii) subject to certain limitations, continue to provide the Executive with medical and dental coverage for the shorter of one year or until the Executive accepts other employment on a substantially full time basis. As a pre-condition to the Executive becoming entitled to the separation payments just described, the Executive agrees to execute at the time of the Executive’s termination of employment a general release and waiver in favor of the Company in exactly the form provided to the Executive by the Company without alteration or addition (the “Release Agreement”). The lump sum severance amount due under this Agreement shall be paid within thirty (30) days after the Executive’s termination of employment or, if later, the date the Release Agreement becomes irrevocable.
          (b) Cause. For the purposes of this Section 1, Cause shall mean any of the following: personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the federally insured financial institutions industry; provided, that it shall be the Company’s burden to prove the alleged acts and omissions and the prevailing nature of the standards the Company shall have alleged are violated by such acts and/or omissions.
     2. Covenants.
          (a) Confidential Information. While employed by the Company and thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process: (i) communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; or (ii) use to the Executive’s advantage or to the detriment of the Company any such information, knowledge or data.
          (b) Non-Recruitment of Employees. During the period of Executive’s employment with the Company and its subsidiaries and the additional period ending on the first anniversary of the date of termination of the Executive’s employment for any reason, except to the extent provided otherwise in Section 2(d) (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) offer employment (or a consulting, agency, independent contractor or other similar paid position) to any person who is or was at any time during the six months prior to such offer an employee, representative, officer or director of the Company or any of its subsidiaries or (ii) induce, encourage or solicit any such person to accept employment (or any aforesaid position) with any company or entity with which the Executive is then employed or otherwise affiliated. Further, during the Restricted Period, the Executive shall not encourage or induce any employee, representative, officer or director of the Company or any of its subsidiaries to cease their relationship with the Company or any of its subsidiaries for any reason. This Section 2(b) shall not apply to solicitation, recruitment, encouragement, inducement or termination during the period of Executive’s employment with the Company and on behalf of the Company or any of its subsidiaries.
          (c) No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not directly or indirectly, for the purpose of providing services or products that are competitive with those provided by the Company and its subsidiaries: (i) become an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than two-percent shareholder of a publicly traded company) in any Significant Competitor (as defined below), or (ii) solicit the business of (A) any active client or customer of the Company or any of its subsidiaries, or (B) any person or entity who is or was at any time during the six months prior to such solicitation a client or customer of the Company or any of its subsidiaries. The term “Significant Competitor” shall mean any commercial bank, savings bank, savings and loan association, or mortgage banking company, or a holding company affiliate of any of the foregoing, which has an office out of which the Employee would be primarily based within 35 miles of the Bank’s home office or which is an institution that has more than $1 billion of deposits in Connecticut.
          (d) Inapplicability Following Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive’s employment terminates for any reason during the three-year period following a Change of Control (as defined in Exhibit A), Section 2(b) and Section 2(c) of this Agreement shall not apply.
          (e) Remedies. The Executive acknowledges and agrees that the terms of Section 2: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that: (A) the Executive’s breach of the provisions of Section 2 will cause the Company irreparable harm, which likely cannot be adequately compensated by money damages, and (B) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of Section 2 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law; and in the case when such provision is not capable of being reformed, it shall be severed and all remaining provisions of this Agreement shall be enforced. If any of the provisions of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
     3. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. For purposes hereof, the term “affiliate” shall mean any entity controlled by, controlling or under common control with the Company.
          (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all or a substantial portion of the assets of the Company. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     4. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Connecticut, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     If to the Executive:
     At the most recent address on file for the Executive at the Company.
     If to the Company:
Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut 06702
Attention: General Counsel
or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Gerald P. Plush

Gerald P. Plush

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith

Title: Chairman and CEO

EXHIBIT A
          For the purpose of this Agreement, a “Change of Control” shall mean:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c); or
          (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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